INDEPENDENT AUDITORS' CONSENT

The Board of Trustees and Shareholders
Cadre Institutional Investors Trust:

We consent to the use of our reports dated November 7, 2003 incorporated herein by reference and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" and "ADDITIONAL INFORMATION - Independent Auditors" in the prospectuses and "GENERAL INFORMATION - Independent Auditors" in the statement of additional information.

New York, New York

KPMG LLP

January 26, 2004




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